UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 31, 2005

CHINA DIGITAL MEDIA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-30212 (Commission File Number)

2505-06, 25/F, Stelux House, 698 Prince Edward Road East, Kowloon, Hong Kong (Address of Principal Executive Offices) (Zip Code)	13-3422912 (I.R.S. Employer Identification No.)

(011) 852-2390-8600 (Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by China Digital Media Corporation f/k/a Hairmax International, Inc., a Nevada corporation (the “Registrant”), in connection with the items set forth below.

ITEM 8.01 Completion of Acquisition or Disposition of Assets

The Registrant reports that on March 31, 2005, it consummated the exchange transaction contemplated by the Plan of Exchange, dated December 28, 2004 (the “Plan of Exchange”), between and among the Registrant, Arcotect Digital Technology, Ltd., a corporation organized and existing under the laws of the Hong Kong SAR of the Peoples’ Republic of China (“Arcotect”), the Arcotect Shareholders and the Majority Shareholders (as defined) of the Registrant. On such date, the Registrant’s Board of Directors authorized the Registrant to issue 1,500,000 shares of common stock to the Arcotect Shareholders in exchange for all of the issued and outstanding share capital of Arcotect in accordance with the terms of a Letter Agreement, dated March 31, 2005 (the “Letter Agreement”), which issuance represents a reduction in the number of shares of common stock of the Registrant to be issued from the 20,000,000 shares of common stock agreed to by the parties in the Plan of Exchange. Such reduction was consented to by the Arcotect Shareholders in light of the increase in market price of the Registrant’s common stock on the Over-The-Counter Bulletin Board since the date of the Plan of Exchange. A copy of the Letter Agreement is attached hereto as Exhibit 10.1.

As a result of the consummation of the exchange described in the Plan of Exchange, Arcotect has become a wholly-owned subsidiary of the Registrant, and all outstanding shares of Arcotect have been transferred to the Registrant.

As previously reported, Arcotect is engaged in the digital cable television business in Nanhai, China. Its Chairman, Ng Chi Shing, recently acquired control of the Registrant, pursuant to the Plan of Exchange, when he acquired 2,850,000 shares of Series A Convertible Preferred Stock from the Majority Shareholders for cash consideration equal to $400,000. Each share of the Series A Convertible Preferred Stock is convertible into 200 share of common stock of the Registrant, and it votes on an as converted basis with the common stock on all matters. Mr. Ng effected a change in the majority of directors of the Registrant on January 10, 2005, after the ten day waiting period required by Rule 14f-1 under the Securities and Exchange Act of 1934, as amended. In connection with such change in control, the Registrant filed an Information Statement on Schedule 14F-1 with the Commission on December 29, 2004, which is hereby incorporated by reference.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIGITAL MEDIA CORPORATION

Date: April 11, 2005	By:	/s/ Ng Chi Shing
Name: Ng Chi Shing
Title: Chairman

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Exhibit Index

Exhibit No.	Exhibit Description

10.1	Letter Agreement, dated March 31, 2005

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